UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 6, 2015

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On April 6, 2015, SBA Communications Corporation (the “Company”) appointed Mary S. Chan to the Company’s Board of Directors (the “Board”), effective May 1, 2015. Ms. Chan will serve as a Class I director for a term expiring at the 2015 Annual Meeting of Shareholders, at which time she will stand for re-election. Concurrent with her appointment, the Board will be expanded to eight members. As of the date of this Current Report on Form 8-K, the Board has not yet determined on which committee or committees of the Board Ms. Chan will serve.

The Board has determined that Ms. Chan qualifies as independent under the independence standards set forth in the NASDAQ listing standards. There are no arrangements or understandings between Ms. Chan and any other persons with respect to her appointment as a director. Neither Ms. Chan nor any immediate family member of Ms. Chan has been a participant in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Ms. Chan will participate in the standard non-employee director compensation arrangements described under the heading “Director Compensation” in our Preliminary Proxy Statement on Schedule 14A for the Company’s 2015 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 26, 2015. We also plan to enter into an indemnification agreement with Ms. Chan, the form of which was previously filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

A copy of the press release announcing Ms. Chan’s appointment to the Board is furnished with this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release issued by SBA Communications Corporation on April 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: April 7, 2015